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                                                    1560 W. Fountainhead Parkway
                                                    Tempe, AZ  85282
[LOGO  INTEGRATED INFORMATION SYSTEMS               480-317-8000
       innovations for the new economy.(SM)]        480-317-8010 - Fax
                                                    www.iisweb.com

FOR IMMEDIATE RELEASE


                         IIS FOUNDER INCREASES OWNERSHIP

    JIM GARVEY RETURNS TO MAJORITY SHAREHOLDER STATUS AND ADDS KEY NEW BOARD
       MEMBERS; COMPANY ANNOUNCES PLANS TO FURTHER CHANGE BOARD STRUCTURE


      TEMPE, Ariz. (January 11, 2001) -- Integrated Information Systems, Inc.
(IIS) (NASDAQ: IISX), a leading full-service Internet solutions firm, confirmed today that James G. Garvey Jr., the company's Chairman, President and Chief Executive Officer, has purchased additional shares bringing his total ownership to 51.2 percent of common shares issued and outstanding.

      As majority shareholder, Mr. Garvey implemented a consent action under Delaware law to designate four additional directors to the company's board:
R. Nicholas Loope, President and CEO of The Durrant Group, Inc., an international architectural firm; Perry B. Sells, Managing Director of Inc. Eagles, a leadership consulting company; John M. Blair, a management consultant who previously served as the company's COO; and Christopher Johnson who is General Manager of the company's Retail Solutions business unit.

      In a special board meeting today, a resolution was approved calling for a shareholder meeting to consider the removal of the existing board of directors and the election of a new board comprised of directors Garvey and Wirthlin and the four newly designated directors. Details of the proposed shareholder meeting will be announced at a later date.

      Also, at today's special board meeting, the newly constituted board rescinded a resolution passed on January 8, 2001 by five outside directors which created a special committee, comprised of the same five directors, with broad powers to set new financial strategies, hire additional advisors and consultants at the company's expense and waive any conflicts those advisors or consultants may have with the company. Mr. Garvey's consent resolution to change the board followed creation of the special board committee.

      "We are gratified to reaffirm today our company's objective to remain independent and to continue our long-term strategic direction," said Mr. Garvey. "We are well positioned to provide high quality professional services to our clients and are fully committed to profitable growth and shareholder value. The board measures taken today reinforce the company-wide restructuring plans announced December 12, 2000."

      In addition to the 110 employees layed off as part of the restructuring, two executives, Sherry Vallejos and Craig King, have also left the company.


                                     -more-
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IIS Founder Increases Ownership
January 11, 2001 - Page 2






ABOUT IIS

      IIS is a leading full-service Internet solutions firm possessing the full range of capabilities necessary to rapidly transform growing enterprises to a digital environment. Expanding beyond the traditional service model of strategy consulting, creative design, and Internet application development, IIS also provides the critical elements of network infrastructure and application management and hosting services. Utilizing its proprietary full-service methodology, DimensionSM, IIS provides its clients with a framework in which innovative Internet solutions can be conceptualized, enhanced, and implemented with the speed-to-market necessary to succeed in the rapidly evolving Internet environment. Visit IIS' Web site at http://www.iisweb.com for additional information.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements concerning IIS' full-service-model, including implied statements concerning the continued demand for Internet professional services and the Company's ability to take advantage of this expected demand, the ability to increase revenues to absorb expenses associated with increases in the Company's infrastructure, as well as statements regarding the Company's commitment to growth and shareholder value, and the ability to implement its business strategies. These forward looking statements involve a number of risks and uncertainties which could cause actual events to differ materially from those indicated or implied by such forward looking statements. Such factors include, without limitation, the competitive environment in which the Company operates, the continued acceptance of the Company's services, the ability of the Company to manage its growth and projects effectively, and the ability of the Company to stay at the forefront of technological changes. Other factors identified in documents filed by IIS with the Securities and Exchange Commission and in other public statements, including those set forth under the caption "Risk Factors" in the Company's prospectus filed March 17, 2000, could negatively impact its results of operations and financial condition and cause actual results to vary from those implied or expressed by the forward looking statements in this press release. Further, there can be no assurance that the actions recently taken by Mr. Garvey or the directors will not be challenged.


CONTACT INFORMATION:

Kristyn Hutzell
Thomson Financial
415.617.2543
Kristyn.Hutzell@tfn.com